Exhibit 99.1

Arconic Reports Third Quarter 2022 Results

Third Quarter 2022 Highlights

  Sales of $2.3 billion, up 21% year over year, down 11% from prior quarter
  Net loss of $65 million, or $0.64 per share, compared with net income of $16 million, or $0.15 per share, in 3Q 2021. Third quarter 2022 includes an after-tax, non-cash asset impairment charge of $70 million related to the Extrusions segment business review
  Adjusted EBITDA of $143 million, down 16% year over year
  Cash provided from operations of $91 million

PITTSBURGH--(BUSINESS WIRE)--November 1, 2022--Arconic Corporation (NYSE: ARNC) (“Arconic” or “the Company”) today reported third quarter 2022 results. Revenue was $2.3 billion, down 11% from the prior quarter, primarily due to sequential declines in metal prices and lower sales volumes due to production outages and other operational challenges. The Company reported a net loss of $65 million, or $0.64 per share, compared with net income of $16 million, or $0.15 per share in third quarter 2021. Third quarter 2022 includes an after-tax, non-cash asset impairment charge of $70 million related to the Extrusions segment business review.

Third quarter 2022 Adjusted EBITDA was $143 million, a decline of 16% year over year, driven by weakness in industrial production related to operational challenges in the quarter and lower profitability in Europe driven by hyperinflationary energy prices impacting demand and costs. Cash provided from operations was $91 million and capital expenditures were $47 million in the third quarter 2022.

Tim Myers, Chief Executive Officer, said, “The production outages and other operational challenges at the Tennessee and Davenport facilities that impacted third quarter results have been resolved and the affected facilities are now producing at expected rates. Maintenance scheduled for the end of the third quarter was completed successfully and the repaired equipment has been operating consistently for several weeks. While there has been weakness in Europe, demand in North America remains strong. Also in the quarter, we completed our $300 million share repurchase authorization.”

Third Quarter Segment Performance

Revenue by Segment (in millions)

	Quarter ended
	September 30, 2022	September 30, 2021
Rolled Products	$1,861	$1,559
Building and Construction Systems	321	257
Extrusions	98	74
Adjusted EBITDA (in millions)

	Quarter ended
	September 30, 2022	September 30, 2021
Rolled Products	$111	$155
Building and Construction Systems	49	34
Extrusions	(13)	(7)
Subtotal	147	182
Corporate	(4)	(11)
Adjusted EBITDA	$143	$171

Outlook

The Company is updating its full-year 2022 outlook. Arconic revenue expectations are now in the range of $9.0 billion to $9.3 billion for full-year 2022 compared with the prior expected range of $9.2 billion to $9.5 billion. This assumes LME aluminum price of $2,300/mt and Midwest Premium of $550/mt. Adjusted EBITDA is expected to be in the range of $700 million to $730 million compared to the previously guided range of $715 million to $765 million. The reduction was primarily caused by issues on the Lancaster hot mill, which returned to service from a scheduled outage in late-September. During the outage, a piece of equipment was upgraded to increase capacity, but it is running well below pre-outage rates since returning to production. The production rates from the hot mill have improved throughout October and are expected to return to normal rates by the end of the fourth quarter 2022. Free cash flow for full-year 2022 is now anticipated to be approximately $150 million compared to the prior expectation of approximately $200 million due to reduced profitability and increased working capital.

Share Repurchase Program

In the 2022 third quarter, the Company repurchased approximately 3.0 million shares for a total of approximately $86 million, completing the $300 million authorization.

Arconic will hold its quarterly conference call at 10:00 AM Eastern Time on November 1, 2022, to present third quarter 2022 financial results. The call will be webcast on the Arconic website. Call information and related details are available at www.arconic.com under “Investors.”

About Arconic

Arconic Corporation (NYSE: ARNC), headquartered in Pittsburgh, Pennsylvania, is a leading provider of aluminum sheet, plate, and extrusions, as well as innovative architectural products, that advance the ground transportation, aerospace, building and construction, industrial and packaging end markets. For more information: www.arconic.com.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions, projections, beliefs or opinions about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, relating to the condition of, or trends or developments in, the ground transportation, aerospace, building and construction, industrial, packaging and other end markets; Arconic’s future financial results, operating performance, working capital, cash flows, liquidity and financial position; cost savings and restructuring programs; Arconic's strategies, outlook, business and financial prospects; share repurchases; costs associated with pension and other post-retirement benefit plans; projected sources of cash flow; and potential legal liability. These statements reflect beliefs and assumptions that are based on Arconic’s perception of historical trends, current conditions and expected future developments, as well as other factors Arconic believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and changes in circumstances, many of which are beyond Arconic’s control. Such risks and uncertainties include, but are not limited to: (a) continuing uncertainty regarding the duration and impact of the COVID-19 pandemic on our business and the businesses of our customers and suppliers including labor shortages and increased quarantine rates; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the end markets we serve; (d) the inability to achieve the level of revenue growth, cash generation, cost savings, benefits of our management of legacy liabilities, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (e) adverse changes in discount rates or investment returns on pension assets; (f) competition from new product offerings, disruptive technologies, industry consolidation or other developments; (g) the loss of significant customers or adverse changes in customers’ business or financial condition; (h) manufacturing difficulties or other issues that impact product performance, quality or safety; (i) the impact of pricing volatility in raw materials and inflationary pressures on our costs of production, including energy; (j) a significant downturn in the business or financial condition of a key supplier or other supply chain disruptions; (k) challenges to or infringements on our intellectual property rights; (l) the inability to successfully implement our re-entry into the U.S. packaging market or to realize the expected benefits of other strategic initiatives or projects; (m) the inability to identify or successfully respond to changing trends in our end markets; (n) the impact of potential cyber attacks and information technology or data security breaches; (o) geopolitical, economic, and regulatory risks relating to our global operations, including compliance with U.S. and foreign trade and tax laws, potential expropriation of properties located outside the U.S., sanctions, tariffs, embargoes and other regulations; (p) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation and compliance matters; (q) restrictions imposed by authorities on our Russian operations; (r) our ability to complete the announced divestiture of our Russian operations and the impact of such divestiture on our business and operations; (s) reactions to or consequences of our announcement regarding the sale of our Russian operations, including the potential for our Russian operations to be nationalized or otherwise expropriated by the Russian government; (t) the impact of the ongoing conflict between Russia and Ukraine on economic conditions in general and on our business and operations, including sanctions, tariffs, and increased energy prices; and (u) the other risk factors summarized in Arconic’s Form 10-K for the year ended December 31, 2021 and other reports filed with the U.S. Securities and Exchange Commission (SEC). The above list of factors is not exhaustive or necessarily in order of importance. Market projections are subject to the risks discussed above and in this release, and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Arconic on its website or otherwise. Arconic disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these financial measures are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to any measure of performance or financial condition as determined in accordance with GAAP, and investors should consider Arconic’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Arconic. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP. Non-GAAP financial measures presented by Arconic may not be comparable to non-GAAP financial measures presented by other companies. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release. Arconic has not provided reconciliations of any forward-looking non-GAAP financial measures, such as adjusted EBITDA, and free cash flow, to the most directly comparable GAAP financial measures because such reconciliations are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of metal price lag, foreign currency movements, unrealized gains or losses on mark-to-market hedging, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume. Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Arconic Corporation and subsidiaries Statement of Consolidated Operations (unaudited) (dollars in millions, except per-share amounts)

	Quarter ended
	September 30,	June 30,	September 30,
	2022	2022	2021
Sales	$2,280	$2,548	$1,890

Cost of goods sold (exclusive of expenses below)(1)	2,074	2,258	1,676
Selling, general administrative, and other expenses	62	73	63
Research and development expenses	9	9	8
Provision for depreciation and amortization	59	62	61
Restructuring and other charges(2)	112	2	14
Operating (loss) income	(36)	144	68

Interest expense	27	26	26
Other expenses (income), net(3)	27	(35)	15

(Loss) Income before income taxes	(90)	153	27
(Benefit) Provision for income taxes	(25)	38	11

Net (loss) income	(65)	115	16

Less: Net income attributable to noncontrolling interest	–	1	–

NET (LOSS) INCOME ATTRIBUTABLE TO ARCONIC CORPORATION	$(65)	$114	$16

EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC CORPORATION COMMON STOCKHOLDERS:
Basic:
Net (loss) income	$(0.64)	$1.08	$0.15
Weighted-average number of shares	101,483,656	105,650,970	108,677,887

Diluted:
Net (loss) income	$(0.64)	$1.05	$0.15
Weighted-average number of shares(4)	101,483,656	108,044,957	112,115,436

COMMON STOCK OUTSTANDING AT THE END OF THE PERIOD	101,484,590	104,499,058	107,097,586
(1)

On May 14, 2022, the Company and the United Steelworkers reached a tentative four-year labor agreement covering approximately 3,300 employees at four U.S. locations; the previous labor agreement expired on May 15, 2022. The tentative agreement was ratified by the union employees on June 1, 2022. In the quarter ended June 30, 2022, Arconic recognized $19 in Cost of goods sold primarily for a one-time signing bonus for the covered employees.

(2)

In the quarter ended September 30, 2022, the Company updated its five-year strategic plan, the results of which indicated that there was a decline in the forecasted financial performance for the Extrusions segment (and asset group). As such, management evaluated the recoverability of the long-lived assets of the Extrusions asset group and, ultimately, determined that such assets were impaired. Accordingly, in the quarter ended September 30, 2022, the Company recorded an impairment charge of $92, composed of $90 for Properties, plants, and equipment and $2 for intangible assets.

In the quarters ended September 30, 2022 and 2021, Restructuring and other charges includes $15 and $5, respectively, related to the settlement of a portion of the Company’s U.S. defined benefit pension plan obligations as a result of elections by certain plan participants to receive lump-sum benefit payments.

(3)

In the quarters ended September 30, 2022 and June 30, 2022, Other expenses (income), net includes an $11 loss and a $54 gain, respectively, for the remeasurement of monetary balances, primarily cash, related to the Company’s operations in Russia from rubles to the U.S. dollar. This loss and gain were the result of a significant weakening and strengthening, respectively, of the ruble against the U.S. dollar in the respective periods.

(4)

For periods in which the Company generates net income, the diluted weighted-average number of shares include common share equivalents associated with outstanding employee stock awards. For periods in which the Company generates a net loss, the diluted weighted-average number of shares does not include any common share equivalents as their effect is anti-dilutive.

Arconic Corporation and subsidiaries Consolidated Balance Sheet (unaudited) (in millions)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$312	$335
Receivables from customers, less allowances of $1 in both 2022 and 2021	846	922
Other receivables	170	226
Inventories	1,750	1,630
Fair value of hedging instruments and derivatives	138	1
Prepaid expenses and other current assets	90	54
Total current assets	3,306	3,168

Properties, plants, and equipment	7,492	7,529
Less: accumulated depreciation and amortization	5,014	4,878
Properties, plants, and equipment, net(1)	2,478	2,651
Goodwill	294	322
Operating lease right-of-use-assets	110	122
Deferred income taxes	157	229
Other noncurrent assets	77	88
Total assets	$6,422	$6,580

LIABILITIES
Current liabilities:
Short term debt(2)	$150	$–
Accounts payable, trade	1,489	1,718
Accrued compensation and retirement costs	127	116
Taxes, including income taxes	74	61
Environmental remediation	27	15
Operating lease liabilities	31	35
Fair value of hedging instruments and derivatives	1	23
Other current liabilities	101	95
Total current liabilities	2,000	2,063
Long-term debt	1,596	1,594
Accrued pension benefits	589	717
Accrued other postretirement benefits	392	411
Environmental remediation	52	49
Operating lease liabilities	82	90
Deferred income taxes	11	12
Other noncurrent liabilities	71	85
Total liabilities	4,793	5,021

EQUITY
Arconic Corporation stockholders’ equity:
Common stock	1	1
Additional capital	3,377	3,368
Accumulated deficit	(461)	(552)
Treasury stock	(300)	(161)
Accumulated other comprehensive loss	(1,003)	(1,111)
Total Arconic Corporation stockholders’ equity	1,614	1,545
Noncontrolling interest	15	14
Total equity	1,629	1,559
Total liabilities and equity	$6,422	$6,580
(1)

In the 2022 third quarter, the Company recorded an impairment charge of $92, including $90 for Properties, plants, and equipment. See footnote 2 to the Statement of Consolidated Operations included in this release.

(2)

Arconic maintains a five-year credit agreement, dated May 13, 2020, with a syndicate of lenders named therein and Deutsche Bank AG New York Branch as administrative agent (the “ABL Credit Agreement”). The ABL Credit Agreement provides for a senior secured asset-based revolving credit facility (the “ABL Credit Facility”) to be used, generally, for working capital or other general corporate purposes. On February 16, 2022, the Company’s ABL Credit Agreement was amended to increase the revolving commitments under the ABL Credit Facility to $1,200 from $800. In the 2022 nine-month period, the Company borrowed $250 and repaid $100 under the ABL Credit Facility.

Arconic Corporation and subsidiaries Statement of Consolidated Cash Flows (unaudited) (dollars in millions)

	Quarter ended
	September 30,	June 30,	September 30,
	2022	2022	2021
OPERATING ACTIVITIES
Net (loss) income	$(65)	$115	$16
Adjustments to reconcile net (loss) income to cash provided from (used for) operations:
Depreciation and amortization	59	62	61
Deferred income taxes	(42)	30	2
Restructuring and other charges(1)	112	2	14
Net periodic pension benefit cost	19	18	15
Stock-based compensation	6	8	8
Amortization of debt issuance costs	1	1	1
Other	6	(25)	4
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Decrease (Increase) in receivables(2)	207	(31)	(60)
Decrease (Increase) in inventories	134	(98)	(131)
(Increase) Decrease in prepaid expenses and other current assets	(12)	(9)	3
(Decrease) Increase in accounts payable, trade	(339)	80	65
(Decrease) Increase in accrued expenses	(8)	11	(21)
Increase in taxes, including income taxes	14	4	1
Pension contributions	(9)	(9)	(3)
Decrease (Increase) in noncurrent assets	2	–	(1)
Increase (Decrease) in noncurrent liabilities	6	3	(16)
CASH PROVIDED FROM (USED FOR) OPERATIONS	91	162	(42)

FINANCING ACTIVITIES
Net change in short term borrowings (original maturities of three months or less)(3)	100	(50)	–
Repurchases of common stock(4)	(86)	(37)	(97)
Other	1	1	(1)
CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	15	(86)	(98)

INVESTING ACTIVITIES
Capital expenditures	(47)	(33)	(51)
Other	3	–	–
CASH USED FOR INVESTING ACTIVITIES	(44)	(33)	(51)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(2)	(1)	–
Net change in cash and cash equivalents and restricted cash	60	42	(191)
Cash and cash equivalents and restricted cash at beginning of period(5)	252	210	540
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD(5)	$312	$252	$349
(1)	For the quarter ended September 30, 2022, see footnote 2 to the Statement of Consolidated Operations included in this release.
(2)

In January 2022, the Company entered into a one-year arrangement with a financial institution to sell certain customer receivables outright without recourse on a continuous basis. All such sales are at Arconic's discretion. Under this arrangement, the Company serves in an administrative capacity, including collection of the receivables from the respective customers and remittance of these cash collections to the financial institution. Accordingly, upon the sale of customer receivables to the financial institution, Arconic removes the underlying trade receivables from the Consolidated Balance Sheet and includes the reduction as a positive amount in the Decrease (Increase) in receivables line item within Operating Activities on the Statement of Consolidated Cash Flows. In the quarters ended September 30, 2022 and June 30, 2022, the Company sold customer receivables of $413 and $329, respectively, and remitted cash collections of $380 and $267, respectively, to the financial institution.

(3)

Under the ABL Credit Facility, the Company borrowed $150 in the quarter ended September 30, 2022 and repaid $50 in each of the quarters ended September 30, 2022 and June 30, 2022. See footnote 2 to the Consolidated Balance Sheet included in this release.

(4)

In May 2021, Arconic announced that its Board of Directors approved a share repurchase program authorizing the Company to repurchase shares of its outstanding common stock up to an aggregate transactional value of $300 over a two-year period expiring April 28, 2023. In the quarters ended September 30, 2022, June 30, 2022, and September 30, 2021, the Company repurchased 3,033,663, 1,324,027, and 2,862,694, respectively, shares of its common stock under this program. Cumulatively, the Company has repurchased 9,776,177 shares of its common stock for $300 since the program’s inception.

(5)

Cash and cash equivalents and restricted cash at beginning of period for all periods presented and Cash and cash equivalents and restricted cash at end of period for all periods presented includes Restricted cash of less than $0.03.

Arconic Corporation and subsidiaries Segment Adjusted EBITDA Reconciliation (unaudited) (in millions)

	Quarter ended
	September 30,	June 30,	September 30,
	2022	2022	2021
Total Segment Adjusted EBITDA(1)	$147	$215	$182
Unallocated amounts:
Corporate expenses(2)	(4)	(10)	(7)
Stock-based compensation expense	(6)	(8)	(8)
Metal price lag(3)	15	30	(21)
Unrealized (losses) gains on mark-to-market hedging instruments and derivatives	(7)	21	–
Provision for depreciation and amortization	(59)	(62)	(61)
Restructuring and other charges(4)	(112)	(2)	(14)
Other(5)	(10)	(40)	(3)
Operating (loss) income	(36)	144	68
Interest expense	(27)	(26)	(26)
Other (expenses) income, net(6)	(27)	35	(15)
Benefit (Provision) for income taxes	25	(38)	(11)
Net income attributable to noncontrolling interest	–	(1)	–
Consolidated net (loss) income attributable to Arconic Corporation	$(65)	$114	$16
(1)

Arconic’s profit or loss measure for its reportable segments is Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization). The Company calculates Segment Adjusted EBITDA as Total sales (third-party and intersegment) minus each of (i) Cost of goods sold, (ii) Selling, general administrative, and other expenses, and (iii) Research and development expenses, plus each of (i) Stock-based compensation expense, (ii) Metal price lag (see footnote 3), and (iii) Unrealized (gains) losses on mark-to-market hedging instruments and derivatives (see below). Arconic’s Segment Adjusted EBITDA may not be comparable to similarly titled measures of other companies’ reportable segments.

Effective in the first quarter of 2022, management modified the Company’s definition of Segment Adjusted EBITDA to exclude the impact of unrealized gains and losses on mark-to-market hedging instruments and derivatives. This modification was deemed appropriate as Arconic is considering entering into additional hedging instruments in future reporting periods if favorable conditions exist to mitigate cost inflation. Certain of these instruments may not qualify for hedge accounting resulting in unrealized gains and losses being recorded directly to Sales or Cost of goods sold, as appropriate (i.e., mark-to-market). Additionally, this change was also applied to derivatives that do not qualify for hedge accounting for consistency purposes. The Company does not have a regular practice of entering into contracts that are treated as derivatives for accounting purposes. Ultimately, this change was made to maintain the transparency and visibility of the underlying operating performance of Arconic’s reportable segments. Prior to this change, the Company had a limited number of hedging instruments and derivatives that did not qualify for hedge accounting, the unrealized impact of which was not material to Arconic’s Segment Adjusted EBITDA performance measure. Accordingly, periods prior to the effective date of this change were not recast to reflect this change.

Total Segment Adjusted EBITDA is the sum of the respective Segment Adjusted EBITDA for each of the Company’s three reportable segments: Rolled Products, Building and Construction Systems, and Extrusions. This amount is being presented for the sole purpose of reconciling Segment Adjusted EBITDA to the Company’s Consolidated net (loss) income.

(2)	Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities.

(3)

Metal price lag represents the financial impact of the timing difference between when aluminum prices included in Sales are recognized and when aluminum purchase prices included in Cost of goods sold are realized. This adjustment aims to remove the effect of the volatility in metal prices and the calculation of this impact considers applicable metal hedging transactions.

(4)	For the quarters ended September 30, 2022 and 2021, see footnote 2 to the Statement of Consolidated Operations included in this release.

(5)

Other includes certain items that impact Cost of goods sold and Selling, general administrative, and other expenses on the Company’s Statement of Consolidated Operations that are not included in Segment Adjusted EBITDA, including those described as “Other special items” (see footnote 4 to the reconciliation of Adjusted EBITDA within Calculation of Non-GAAP Financial Measures included in this release).

(6)	For the quarters ended September 30, 2022 and June 30, 2022, see footnote 3 to the Statement of Consolidated Operations included in this release.

Arconic Corporation and subsidiaries Calculation of Non-GAAP Financial Measures (unaudited) (in millions)

Adjusted EBITDA	Quarter ended
	September 30,	June 30,	September 30,
	2022	2022	2021
Net (loss) income attributable to Arconic Corporation	$(65)	$114	$16

Add:
Net income attributable to noncontrolling interest	–	1	–
(Benefit) Provision for income taxes	(25)	38	11
Other expenses (income), net(1)	27	(35)	15
Interest expense	27	26	26
Restructuring and other charges(2)	112	2	14
Provision for depreciation and amortization	59	62	61
Stock-based compensation	6	8	8
Metal price lag(3)	(15)	(30)	21
Unrealized losses (gains) on mark-to-market hedging instruments and derivatives	7	(21)	–
Other special items(4)	10	39	(1)

Adjusted EBITDA	$143	$204	$171

Sales	$2,280	$2,548	$1,890

Adjusted EBITDA Margin	6.3%	8.0%	9.0%

Arconic’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for the following items: Provision for depreciation and amortization; Stock-based compensation; Metal price lag (see footnote 3); Unrealized (gains) losses on mark-to-market hedging instruments and derivatives (see below); and Other special items. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items are composed of restructuring and other charges, discrete income tax items, and other items as deemed appropriate by management. There can be no assurances that additional special items will not occur in future periods. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Effective in the first quarter of 2022, management modified the Company’s definition of Adjusted EBITDA to exclude the impact of unrealized gains and losses on mark-to-market hedging instruments and derivatives. This modification was deemed appropriate as Arconic is considering entering into additional hedging instruments in future reporting periods if favorable conditions exist to mitigate cost inflation. Certain of these instruments may not qualify for hedge accounting resulting in unrealized gains and losses being recorded directly to Sales or Cost of goods sold, as appropriate (i.e., mark-to-market). Additionally, this change was also applied to derivatives that do not qualify for hedge accounting for consistency purposes. The Company does not have a regular practice of entering into contracts that are treated as derivatives for accounting purposes. Ultimately, this change was made to maintain the transparency and visibility of the underlying operating performance of Arconic. Prior to this change, the Company had a limited number of hedging instruments and derivatives that did not qualify for hedge accounting, the unrealized impact of which was not material to Arconic’s Adjusted EBITDA. Accordingly, periods prior to the effective date of this change were not recast to reflect this change.

(1)	For the quarters ended September 30, 2022 and June 30, 2022, see footnote 3 to the Statement of Consolidated Operations included in this release.

(2)	For the quarters ended September 30, 2022 and 2021, see footnote 2 to the Statement of Consolidated Operations included in this release.

(3)

Metal price lag represents the financial impact of the timing difference between when aluminum prices included in Sales are recognized and when aluminum purchase prices included in Cost of goods sold are realized. This adjustment aims to remove the effect of the volatility in metal prices and the calculation of this impact considers applicable metal hedging transactions.

(4)

Other special items include the following:

  for the quarter ended September 30, 2022, a charge related to the Grasse River environmental remediation matter ($9), costs related to the Grenfell Tower legal matter ($3), and other items ($(2));
  for the quarter ended June 30, 2022, costs related to a new labor agreement with the United Steelworkers ($19), a charge for two environmental remediation matters ($9), costs related to several legal matters, including Grenfell Tower ($3) and other ($4), and other items ($4); and
  for the quarter ended September 30, 2021, a partial reversal of a previously established reserve related to the Grasse River environmental remediation matter ($11), costs related to several legal matters ($7), and other items ($3).

Adjusted EBITDA to Free Cash Flow Bridge	Quarter ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Adjusted EBITDA(1)	$143	$204	$205	$175	$171

Change in working capital(2)	(2)	(49)	(200)	11	(126)
Cash payments for:
Environmental remediation	(1)	(2)	(4)	(40)	(23)
Pension contributions	(9)	(9)	(4)	(2)	(3)
Other postretirement benefits	(7)	(8)	(8)	(10)	(9)
Restructuring actions	(2)	(1)	(2)	(4)	(2)
Interest	(30)	(23)	(29)	(22)	(28)
Income taxes	(3)	(23)	(4)	(10)	(4)
Capital expenditures	(47)	(33)	(95)	(61)	(51)
Other(3)	2	73	(57)	(2)	(18)

Free Cash Flow(4)	$44	$129	$(198)	$35	$(93)

Contacts

Investor Contact
Shane Rourke
(412) 315-2984
Investor.Relations@arconic.com

Media Contact
Tracie Gliozzi
(412) 992-2525
Tracie.Gliozzi@arconic.com